Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES THIRD
QUARTER 2005 RESULTS AND SUCCESSFULLY
COMPLETES ITS INITIAL PUBLIC OFFERING

Meridian, Idaho (August 11, 2005) – MWI Veterinary Supply, Inc. (“MWI” or “the Company”) (NASDAQ: MWIV) announced financial results today for its third fiscal quarter ended on June 30, 2005 and for the nine-months ended June 30, 2005.

Total revenues grew 29.9% to $138.0 million for the three-months ended June 30, 2005 compared to $106.2 million for the three-months ended June 30, 2004. Total revenues for the nine-months ended June 30, 2005 grew 25.1% to $363.4 million compared to $290.4 million in the nine–months ended June 30, 2004.  Growth in revenues was attributed to a number of factors including:

•      Increased market penetration and product sales to both existing and new customers.  Sales attributable to customers obtained subsequent to the end of the prior comparative period approximated $13.0 million and $25.6 million for the three and nine-months ended June 30, 2005, respectively.

•      Revenues benefited in the three and, to a lesser extent, the nine-months ended June 30, 2005 as compared to corresponding period in the prior year as a result of the conversion to a buy/sell arrangement for an equine West Nile Virus vaccine that was a commission-based agency relationship in the prior year, the addition of a new cattle antibiotic and the addition of a new leading non-steroidal anti-inflammatory drug for dogs that previously had been sold directly from the manufacturer to the veterinarian.

•      MWI completed its acquisition of Vetpo Distributors, Inc. (“Vetpo”) on January 3, 2005, which contributed to increased sales in Michigan, Illinois, Indiana, Ohio and Wisconsin. For the three-months ended June 30, 2005 and from the acquisition date, field sales representatives who joined the Company from Vetpo produced sales of approximately $4.8 million and $8.7 million, respectively.

Gross profit increased by 26.9% to $18.0 million for the three-months ended June 30, 2005 from $14.2 million for the three-months ended June 30, 2004. Gross profit as a percentage of total revenues was 13.1% and 13.4% for the three-months ended June 30, 2005 and 2004, respectively.  The Company’s gross profit margin decline of 30 basis points was principally due to a reduction in commissions as a result of the conversion to a buy/sell arrangement for an equine West Nile Virus vaccine that was a commission-based agency relationship in the prior year.  Gross profit increased by 23.0% to $51.1 million for the nine-months ended June 30, 2005 from $41.6 million for the nine-months ended June 30, 2004. Gross profit as a percentage of total revenues was 14.1% and 14.3% for the nine-months ended June 30, 2005 and 2004, respectively.  The 20 basis point decrease in gross profit margin is attributable to the loss of gross profit related to the injectable heartworm preventative product voluntarily recalled by the manufacturer in September 2004 and the conversion to a buy/sell arrangement for an equine West Nile Virus vaccine discussed above, partially offset by an increase in vendor rebates.

Operating income increased 33.0% to $4.4 million for the three-months ended June 30, 2005 compared to $3.3 million for the three-months ended June 30, 2004.  Operating income increased 31.7% to $13.0 million for the nine-months ended June 30, 2005 compared to $9.8 million for the nine-months ended June 30, 2004.  This increase in operating income for both the three and nine-months was attributable to increased sales leverage.  Selling, general and administrative expenses, as measured as a percent of total revenue, decreased to 9.6% and 10.2% for the three and nine-months ended June 30, 2005, respectively, compared to 10.0% and 10.6% for the same periods in the prior year. The Company will incur a $2.0 million charge related to the termination of a management services and consulting agreement with the Company’s private equity investors in its fourth quarter of 2005.

The Company’s effective tax rate was 47.2% and 62.5% for the three-months ended June 30, 2005 and 2004, respectively. The Company’s effective tax rate was 53.4% and 62.9% for the nine-months ended June 30, 2005 and 2004, respectively.  The decrease in the effective tax rate for both the three and nine-months ended June 30, 2005 compared to the corresponding periods in the prior year was primarily attributable to the lower nondeductible accretion of dividends on the Series A preferred stock for fiscal 2005 due to the redemption of all of the Series A preferred stock and to a state income tax benefit.

Net income rose 96.2% to $1.4 million, or $0.24 per diluted share, for the three-months ended June 30, 2005 compared to $0.7 million or $0.12 per diluted share, for the three-months ended June 30, 2004.  Net income increased 74.2% to $3.7 million, or $0.62 per diluted share, for the nine-months ended June 30, 2005 compared to $2.1 million, or $0.36 per diluted share for the nine-months ended June 30, 2004.

On August 8, 2005, MWI successfully completed an initial public offering issuing approximately 5.0 million shares of common stock that were sold to the public at a price of $17 per share.  Net proceeds of approximately $76.8 million from the sale of common stock were used to redeem all of the Series A preferred stock and to pay down borrowings on the Company’s revolving credit agreement.

President and CEO Jim Cleary commented, “I am extremely pleased with the support of our customers and the performance of our team members who have delivered such strong financial results. The success of the Company’s initial public offering marks a milestone in MWI’s history.  This milestone and the strong financial results could not have been accomplished without our team members’ continued focus on our four core values of customer service, integrity, dedication and innovation.”

Conference Call

The Company will be holding a conference call on August 11, 2005 at 11 am Eastern Daylight Time to discuss these results.  Access to this conference call can be gained by dialing (800) 218-0713 for calls within the United States or (480) 248-5080 for international calls.  The conference call will also be carried live on the Company web site at www.mwivet.com and will be available for subsequent listening.

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MWI is a leading distributor of animal health products to veterinarians across the United States of America. MWI distributes more than 10,000 products sourced from over 350 vendors to more than 14,000 veterinary practices nationwide from ten strategically located distribution centers. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.  Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; and competition.  These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenues	$137,987	$106,186	$363,391	$290,403
Cost of revenues	119,955	91,981	312,263	248,841
Gross profit	18,032	14,205	51,128	41,562
Selling, general and administrative expenses	13,217	10,575	37,036	30,886
Depreciation and amortization	393	306	1,120	829
Operating Income	4,422	3,324	12,972	9,847
Interest and other income (expense)	(1,759)	(1,412)	(5,121)	(4,183)
Income before taxes	2,663	1,912	7,851	5,664
Income tax expense	(1,256)	(1,195)	(4,193)	(3,564)
Net income	$1,407	$717	$3,658	$2,100

Net income per share - diluted	$0.24	$0.12	$0.62	$0.36
Weighted average common shares outstanding - diluted	5,876	5,878	5,878	5,878

Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2005	2004
Assets
Cash	$31	$28
Receivables, net	70,060	59,720
Inventories	60,297	49,525
Prepaid expenses and other current assets	3,428	1,196
Deferred income taxes	411	244
Total current assets	134,227	110,713

Property and equipment, net	6,178	6,007
Goodwill	29,822	28,287
Intangibles, net	1,692	—
Other assets, net	1,527	1,558
Total Assets	$173,446	$146,565

Liabilities
Line-of-credit	$45,301	$49,129
Accounts payable	72,610	50,966
Accrued expenses	5,274	4,454
Interest rate swap	—	23
Current portion of long-term debt	592	288
Total current liabilities	123,777	104,860

Deferred income taxes	642	608
Long-term debt	1,475	732
Redeemable preferred stock	39,244	35,733

Stockholders’ Equity	8,308	4,632

Total Liabilities and Stockholders’ Equity	$173,446	$146,565